Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(Dollar amounts presented in millions, except share data)

The following unaudited pro forma condensed combined financial information gives effect to the acquisition of Allergan plc ("Allergan") by Venice Subsidiary LLC ("Acquirer Sub"), a direct wholly-owned subsidiary of AbbVie Inc. ("AbbVie"). The acquisition was effected by means of a court-sanctioned scheme of arrangement in accordance with a Transaction Agreement (the "Transaction Agreement"), dated as of June 25, 2019 (as amended on May 5, 2020), by and among AbbVie, Allergan and Acquirer Sub. The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under U.S. GAAP under which the assets and liabilities of Allergan are recorded by AbbVie at their respective fair values as of the date the acquisition is completed. The unaudited pro forma condensed combined balance sheet data as of March 31, 2020 give effect to the acquisition as if it had occurred on March 31, 2020. The unaudited pro forma condensed combined statement of earnings for the year ended December 31, 2019 and for the three months ended March 31, 2020 give effect to AbbVie’s results of operations as if the acquisition had occurred on January 1, 2019.

The following unaudited pro forma condensed combined statement of earnings for the year ended December 31, 2019 is based on, has been derived from and should be read in conjunction with the historical audited financial statements of AbbVie (which are available in AbbVie’s Form 10-K for the year ended December 31, 2019) and the consolidated financial statements of Allergan (which are incorporated by reference as Exhibit 99.1 to this Current Report on Form 8-K/A). The following unaudited pro forma condensed combined statement of earnings for the three months ended March 31, 2020 and unaudited pro forma condensed combined balance sheet as of March 31, 2020 are based on, have been derived from and should be read in conjunction with the historical unaudited financial information of AbbVie for the three months ended March 31, 2020 (which is available in AbbVie’s Form 10-Q for the period ended March 31, 2020) and the historical unaudited financial information of Allergan for the three months ended March 31, 2020 (which is incorporated by reference as Exhibit 99.2 to this Current Report on Form 8-K/A).

The unaudited pro forma condensed combined financial information set forth below gives effect to the following:

•	the completion of the acquisition, with each Allergan shareholder receiving (i) $120.30 in cash and (ii) 0.8660 of a newly issued share of AbbVie common stock for each Allergan ordinary share; and
•	the incurrence of additional debt by AbbVie to (i) finance, in part, the cash component of the acquisition consideration and (ii) pay certain transaction expenses in connection with the acquisition.

The pro forma adjustments are preliminary and are based upon available information and certain assumptions which management believes are reasonable under the circumstances and which are described in the accompanying notes to the unaudited pro forma condensed combined financial information. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. Under the acquisition method of accounting under U.S. GAAP, generally all assets acquired and liabilities assumed are recorded at their respective fair values as of the date the acquisition is completed. For pro forma purposes, the fair value of Allergan’s tangible and identifiable intangible assets acquired and liabilities assumed are based on a preliminary estimate of fair value as of March 31, 2020. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. Management believes that the fair values recognized for the assets to be acquired and liabilities to be assumed are based on reasonable estimates and assumptions.

Preliminary fair value estimates of assets and liabilities may change as additional information becomes available and such changes could be material.

The unaudited pro forma condensed combined financial information has been prepared by management in accordance with the regulations of the SEC and has been presented for informational purposes only and is not necessarily indicative of the combined financial position or results of operations that would have been realized had the acquisition occurred as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that AbbVie will experience after the acquisition. In addition, the accompanying unaudited pro forma condensed combined statement of earnings does not include any expected cost savings, operating synergies, or revenue enhancements, which may be realized subsequent to the acquisition or the impact of any non-recurring activity and one-time transaction-related or integration-related costs. No material transactions existed between AbbVie and Allergan during the pro forma periods.

AbbVie Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2020

	Historical
(in millions)	AbbVie	Allergan after reclassifications (Note 4)	Acquisition adjustments	Note reference	Financing adjustments	Note reference	Pro forma combined
Assets
Current assets
Cash and equivalents	$41,142	$1,000	$(39,675)	5a	$3,000	5l	$4,531
			(191)	5d	—
			(745)	5i	—
Short-term investments	—	1,619	—		—		1,619
Accounts receivable, net	6,362	2,801	—		—		9,163
Inventories	1,844	1,200	4,300	5e	—		7,344
Prepaid expenses and other	2,410	854	—		—		3,264
Total current assets	51,758	7,474	(36,311)		3,000		25,921
Investments	78	57	—		—		135
Property and equipment, net	2,961	1,915	—		—		4,876
Intangible assets, net	18,203	36,266	29,084	5f	—		83,553
Goodwill	15,561	41,229	(21,899)	5j	—		34,891
Other assets	2,638	1,485	—		—		4,123
Total assets	$91,199	$88,426	$(29,126)		$3,000		$153,499
Liabilities and Equity
Current liabilities
Short-term borrowings	$6	$—	$—		$—		$6
Current portion of long-term debt and finance lease obligations	3,756	1,951	—		—		5,707
Accounts payable and accrued liabilities	12,709	5,482	—		—		18,191
Total current liabilities	16,471	7,433	—		—		23,904
Long-term debt and finance lease obligations	63,284	17,599	1,300	5g	3,000	5l	85,183
Deferred income taxes	959	2,456	3,713	5h	—		7,128
Other long-term liabilities	17,900	2,916	—		—		20,816
Commitments and contingencies
Stockholders' equity (deficit)
Common stock	18	—	—		—		18
Common stock held in treasury, at cost	(25,110)	—	23,166	5b	—		(1,944)
Additional paid-in capital	15,401	56,036	(56,036)	5k	—		16,839
			888	5b	—
			550	5c	—
Retained earnings	5,973	883	(883)	5k	—		5,228
			(745)	5i	—
Accumulated other comprehensive (loss) income	(3,697)	1,079	(1,079)	5k	—		(3,697)
Total stockholders' equity (deficit)	(7,415)	57,998	(34,139)		—		16,444
Noncontrolling interest	—	24	—		—		24
Total equity (deficit)	(7,415)	58,022	(34,139)		—		16,468
Total liabilities and equity	$91,199	$88,426	$(29,126)		$3,000		$153,499

AbbVie Unaudited Pro Forma Condensed Combined Statement of Earnings

For the three months ended March 31, 2020

	Historical
(in millions, except per share data)	AbbVie	Allergan after reclassifications (Note 4)	Acquisition adjustments	Note reference	Financing adjustments	Note reference	Pro forma combined
Net revenues	$8,619	$3,604	$—		$—		$12,223
Cost of products sold	1,942	2,184	494	6a	—		4,620
Selling, general and administrative	1,695	1,317	(111)	6e	—		2,901
Research and development	1,379	423	—		—		1,802
Acquired in-process research and development	—	4	—		—		4
Goodwill impairments	—	913	—		—		913
Total operating costs and expenses	5,016	4,841	383		—		10,240
Operating earnings (loss)	3,603	(1,237)	(383)		—		1,983
Interest expense, net	428	163	(55)	6c	110	6b	646
Net foreign exchange loss	5	36	—		—		41
Other expense (income), net	72	52	—		—		124
Earnings (loss) before income taxes	3,098	(1,488)	(328)		(110)		1,172
Income tax expense (benefit)	88	(1,867)	(22)	6d	(25)	6d	(1,826)
Net earnings (loss)	3,010	379	(306)		(85)		2,998
Income attributable to noncontrolling interest	—	(1)	—		—		(1)
Net earnings (loss) attributable to stockholders	$3,010	$378	$(306)		$(85)		$2,997
Per share data
Basic earnings per share	$2.02						$1.68
Diluted earnings per share	$2.02						$1.68
Weighted-average basic shares outstanding	1,481						1,767
Weighted-average diluted shares outstanding	1,484						1,773

AbbVie Unaudited Pro Forma Condensed Combined Statement of Earnings

For the year ended December 31, 2019

	Historical
(in millions, except per share data)	AbbVie	Allergan after reclassifications (Note 4)	Acquisition adjustments	Note reference	Financing adjustments	Note reference	Pro forma combined
Net revenues	$33,266	$16,089	$—		$—		$49,355
Cost of products sold	7,439	8,842	1,781	6a	—		18,062
Selling, general and administrative	6,942	5,834	(240)	6e	—		12,536
Research and development	6,407	2,208	—		—		8,615
Acquired in-process research and development	385	31	—		—		416
Goodwill impairments	—	3,553	—		—		3,553
Other operating income	(890)	—	—		—		(890)
Total operating costs and expenses	20,283	20,468	1,541		—		42,292
Operating earnings (loss)	12,983	(4,379)	(1,541)		—		7,063
Interest expense, net	1,509	706	(220)	6c	701	6b	2,696
Net foreign exchange loss	42	12	—		—		54
Other expense (income), net	3,006	22	—		—		3,028
Earnings (loss) before income taxes	8,426	(5,119)	(1,321)		(701)		1,285
Income tax expense (benefit)	544	146	(110)	6d	(158)	6d	422
Net earnings (loss)	7,882	(5,265)	(1,211)		(543)		863
Income attributable to noncontrolling interest	—	(6)	—		—		(6)
Net earnings (loss) attributable to stockholders	$7,882	$(5,271)	$(1,211)		$(543)		$857
Per share data
Basic earnings per share	$5.30						$0.46
Diluted earnings per share	$5.28						$0.46
Weighted-average basic shares outstanding	1,481						1,766
Weighted-average diluted shares outstanding	1,484						1,772

Note 1 – Description of the Transaction

On June 25, 2019, AbbVie announced that it entered into the Transaction Agreement under which Acquirer Sub would acquire Allergan pursuant to a scheme of arrangement (the “Scheme”) under Chapter 1 of Part 9 of the Irish Companies Act 2014, and a capital reduction under Sections 84 to 86 of the Act. As a result of the Scheme, Allergan became a wholly owned subsidiary of AbbVie on May 8, 2020. As consideration for the acquisition, Allergan shareholders were entitled to receive (i) $120.30 in cash and (ii) 0.8660 of a newly issued share of AbbVie common stock in exchange for each Allergan ordinary share.

AbbVie funded the cash portion of the acquisition with a combination of cash on hand, borrowings under existing and new credit facilities and the proceeds from the sale of debt securities. In connection with the proposed acquisition, on June 25, 2019, AbbVie entered into a $38.0 billion 364-day bridge credit agreement. On July 12, 2019, AbbVie entered into a term loan credit agreement (“term loan credit agreement”) with an aggregate principal amount of $6.0 billion consisting of a $1.5 billion 364-day term loan tranche, a $2.5 billion three-year term loan tranche and a $2.0 billion five-year term loan tranche. In addition, on November 21, 2019, AbbVie issued $30.0 billion aggregate principal amount of unsecured senior notes. Following the entry into the term loan credit agreement and the issuance of the notes, the commitments under the bridge credit agreement were reduced accordingly. In February 2020, the remaining commitments under the bridge credit agreement were reduced to $0 as a result of cash on hand at AbbVie. AbbVie subsequently terminated the bridge credit agreement in its entirety as permitted under its terms. AbbVie utilized the term loan facility to fund $3.0 billion of the cash consideration for the acquisition.

Note 2 – Basis of Presentation

The unaudited pro forma condensed combined balance sheet gives effect to the acquisition of Allergan as if the acquisition occurred on March 31, 2020. The pro forma adjustments required to reflect the acquired assets and assumed liabilities of Allergan are based on the estimated fair value of Allergan’s assets and liabilities as of March 31, 2020. The pro forma condensed combined statements of earnings for the three months ended March 31, 2020 and the year ended December 31, 2019 give effect to the Allergan acquisition as if it occurred on January 1, 2019.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial information of AbbVie and Allergan. The acquisition method of accounting under U.S. GAAP requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that are (i) directly attributable to the acquisition, (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed combined statements of earnings, are expected to have a continuing impact on the consolidated results.

Fair value is defined as the price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants. As a result, AbbVie may be required to record assets that are not intended to be used or sold and/or to value assets at fair value measurements that do not reflect AbbVie’s intended use for those assets. Fair value measurements can be highly subjective, and it is possible the application of reasonable judgment could lead to different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

Note 3 – Accounting Policies

The accounting policies of AbbVie may vary materially from those of Allergan. During preparation of the unaudited pro forma condensed combined financial information, AbbVie management has performed a preliminary analysis and is not aware of any material differences, and accordingly, this unaudited pro forma condensed combined financial information assumes no material differences in accounting policies between the two companies other than the pro forma reclassifications detailed in Note 4. Following the acquisition date, AbbVie management will conduct a final review of Allergan’s accounting policies in order to determine if differences in accounting policies require adjustment or reclassification of Allergan’s results of operations or reclassification of assets or liabilities to conform to AbbVie’s accounting policies and classifications. As a result of this review, AbbVie management may identify differences that, when adjusted or reclassified, could have a material impact on this unaudited pro forma condensed combined financial information.

Note 4 – Reclassification of Allergan historical financial information

Certain reclassifications have been made to Allergan’s historical financial statements to conform to AbbVie’s presentation, as follows.

Reclassifications included in the unaudited pro forma condensed combined balance sheet

	As of March 31, 2020
(in millions)	Allergan, before reclassifications	Reclassifications		Allergan, after reclassifications
Assets
Short-term investments	$—	$1,619	(a)	$1,619
Marketable securities	1,619	(1,619	) (a)	—
Right of use asset - operating leases	481	(481	) (b)	—
Investments	—	57	(i)	57
Investments and other assets	431	(431	) (i)	—
Non current assets held for sale	32	(32	) (c)	—
Deferred tax assets	598	(598	) (d)	—
Other assets	—	481	(b)	1,485
		598	(d)
		32	(c)
		374	(i)

Liabilities
Income taxes payable	73	(73	) (e)	—
Current portion of lease liability - operating	120	(120	) (f)	—
Accounts payable and accrued liabilities	5,289	73	(e)	5,482
		120	(f)
Other taxes payable	1,690	(1,690	) (g)	—
Lease liability - operating	438	(438	) (h)	—
Other long-term liabilities	788	438	(h)	2,916
		1,690	(g)

(a)	Marketable securities were reclassified to short-term investments.

(b)	Right of use asset - operating leases was reclassified to other assets.

(c)	Non current assets held for sale were reclassified to other assets.

(d)	Deferred tax assets were reclassified to other assets.

(e)	Income taxes payable were reclassified to accounts payable and accrued liabilities.

(f)	Current portion of lease liability - operating was reclassified to accounts payable and accrued liabilities.

(g)	Other taxes payable were reclassified to other long-term liabilities.

(h)	Lease liability - operating was reclassified to other long-term liabilities.

(i)	Investments and other assets were reclassified into investments of $57 million and other assets of $374 million.

Reclassifications included in the unaudited pro forma condensed combined statements of earnings

	For the three months ended March 31, 2020			For the year ended December 31, 2019
(in millions)	Allergan before reclassification	Reclassification	Allergan after reclassification	Allergan before reclassification	Reclassification	Allergan after reclassification	Note reference
Cost of products sold	$623	$1,416	$2,184	$2,493	$5,857	$8,842	(a)
		(24)			(45)		(d)
		148			444		(f)
		21			93		(h)
Selling, general and administrative	1,374	—	1,317	5,943	(4)	5,834	(f)
		(36)			(12)		(g)
		(21)			(93)		(h)
Research and development	430	—	423	1,812	436	2,208	(b)
		(3)			(9)		(d)
		(4)			(31)		(e)
Acquired in-process research and development	—	4	4	—	31	31	(e)
Amortization	1,416	(1,416)	—	5,857	(5,857)	—	(a)
In-process research and development impairments	—	—	—	436	(436)	—	(b)
Asset sales and impairments, net	148	(148)	—	440	(440)	—	(f)
Interest income	(21)	21	—	(77)	77	—	(c)
Interest expense	184	(184)	—	783	(783)	—	(c)
Interest expense, net	—	163	163	—	706	706	(c)
Net foreign exchange loss	—	36	36	—	12	12	(g)
Other expense (income), net	25	24	52	(32)	45	22	(d)
		3			9		(d)

(a)	Amortization was reclassified to cost of products sold.

(b)	In-process research and development impairments were reclassified to research and development.

(c)	Interest income and interest expense were reclassified to interest expense, net.

(d)	Gains and losses recognized due to the change in fair value of contingent consideration were reclassified from cost of products sold and research and development to other expense (income), net.

(e)	Upfront expenses for in-process research and development asset acquisitions were reclassified from research and development to acquired in-process research and development.

(f)	Asset sales and impairments, net were reclassified into cost of products sold and selling, general and administrative.

(g)	Foreign exchange losses were reclassified from selling, general and administrative to net foreign exchange loss.

(h)	Certain outbound freight costs were reclassified from selling, general and administrative to cost of products sold.

Note 5 – Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The pro forma adjustments to record assets acquired and liabilities assumed at their fair values are preliminary estimates. The final allocation of the purchase price will be determined at a later date and is dependent on a number of factors, including the final valuation of Allergan’s tangible and intangible assets acquired and liabilities assumed. The final valuation of assets acquired and liabilities assumed may be materially different than the estimated values assumed in the unaudited pro forma condensed combined financial information.

At this time, AbbVie does not have sufficient information necessary to make a reasonable preliminary estimate of the fair value of Allergan’s property, plant and equipment; contractual arrangements, including operating leases, historical contingent consideration and other arrangements; legal and other contingencies; and uncertain tax positions. Therefore, no adjustment has been recorded to modify the current book values for these items.

The consideration transferred and estimated fair value of assets acquired and liabilities assumed as if the acquisition date was March 31, 2020 is presented as follows.

(in millions)	Amount	Note reference
Calculation of consideration transferred
Cash consideration paid to Allergan shareholders	$39,675	(a)
Estimated fair value of AbbVie shares of common stock issued to Allergan shareholders	24,054	(b)
Estimated fair value of AbbVie equity awards issued to Allergan equity award holders	550	(c)
Estimated fair value of total consideration transferred	$64,279

Recognized amounts of identifiable assets acquired and liabilities assumed
Net book value of assets acquired	$57,998
Less transaction costs expected to be incurred by Allergan	(191)	(d)
Less historical Allergan goodwill	(41,229)	(j)
Less historical Allergan intangible assets	(36,266)	(f)
Adjusted net book value of liabilities assumed	(19,688)
Inventory fair value adjustment	4,300	(e)
Identifiable intangible assets at fair value	65,350	(f)
Debt fair value adjustment	(1,300)	(g)
Deferred tax impact of fair value adjustments	(3,713)	(h)
Goodwill	$19,330	(j)

(a)	Represents cash consideration transferred of $120.30 per outstanding Allergan ordinary share based on 329,799,978 Allergan ordinary shares outstanding at closing on May 8, 2020.

(b)	Represents the estimated acquisition date fair value of shares of AbbVie common stock issued to Allergan shareholders. Refer to the calculation below.

(in millions, except per share data)
Allergan ordinary shares outstanding as of May 8, 2020	329.80
Exchange ratio	0.8660
Shares of AbbVie common stock issued	285.61
Closing price per share of AbbVie common stock on May 7, 2020	$84.22
Fair value of AbbVie shares issued as of May 8, 2020	$24,054

(c)	At closing on May 8, 2020, outstanding Allergan equity awards included Allergan options to purchase an aggregate 4.9 million Allergan ordinary shares and 3.6 million Allergan ordinary shares subject to outstanding RSU awards. These equity awards were treated as set forth in the Transaction Agreement, such that each Allergan equity award was substituted with a certain number of AbbVie equity awards based on a conversion factor. At closing, AbbVie issued approximately 11.2 million options and 8.2 million RSUs to Allergan equity award holders. The estimated fair value of the AbbVie equity awards is $960 million. For pro forma purposes, $550 million of the fair value of the equity awards is considered pre-acquisition services and is allocated to the consideration transferred.

(d)	Represents remaining estimated transaction costs to be incurred by Allergan, which will reduce net assets acquired.

(e)	Reflects the estimated fair value step-up related to Allergan’s inventory. This estimated step-up in inventory is preliminary and is subject to change based upon AbbVie management’s final determination of the fair values of finished goods and work-in-process inventories. AbbVie will recognize the increased value of inventory in cost of products sold as the acquired inventory is sold, which for purposes of these unaudited pro forma condensed combined financial statements is assumed to occur within the first year after acquisition. As there is no continuing impact of the inventory step-up on AbbVie’s results, the increased value is not included in the unaudited pro forma condensed combined statements of earnings.

(f)	Reflects the estimated fair value adjustment related to the Allergan intangible assets acquired. Identifiable intangible assets acquired consist of the following.

(in millions)	As of March 31, 2020
Identifiable intangible assets
Definite-lived intangible assets	$61,100
In-process research and development	4,250
Estimated fair value of identified intangible assets	65,350
Historical Allergan intangible assets	36,266
Pro forma adjustment for estimated fair value of identifiable intangible assets	$29,084

Currently, AbbVie does not have sufficient information as to the amount, timing and risk of cash flows of all of the acquired intangible assets. Some of the more significant assumptions inherent in the development of intangible asset fair values include: the amount and timing of projected future cash flows (including revenue, cost of sales, research and development costs, sales and marketing expenses, capital expenditures, and working capital requirements) as well as estimated contributory asset charges; probability of success for in-process research and development projects; the discount rate selected to measure inherent risk of future cash flows; and the assessment of the asset’s life cycle and the competitive trends impacting the asset, among other factors. These assumptions will be adjusted accordingly, if the final identifiable intangible asset valuation generates results, including corresponding useful lives and related amortization methods, that differ from the pro forma estimates or if the above scope of intangible assets is modified. The final valuation will be completed within one year from the acquisition date.

(g)	Reflects the estimated fair value adjustment related to Allergan’s historical long-term debt and elimination of unamortized debt issuance costs, premiums and discounts as assumed debt is measured and recorded at fair value.

(h)	Reflects the adjustment to deferred income taxes resulting from the pro forma acquisition adjustments. This estimate of deferred taxes was determined based on the excess book basis over the tax basis of the pro forma adjustments attributable to the assets and liabilities acquired. The statutory tax rate was applied, as appropriate, to each adjustment based on the jurisdiction in which the adjustment is expected to occur. In situations where jurisdictional detail was not yet available, a weighted average statutory rate of 12 percent (12%) was applied to the adjustment. The deferred tax assets on the unaudited pro forma condensed combined balance sheet have not been assessed for the need of a valuation allowance. This estimate of deferred income tax assets and liabilities is preliminary and is subject to change based upon AbbVie management’s final determination of the fair value of assets acquired and liabilities assumed by jurisdiction.

(i)	To record AbbVie’s estimated remaining acquisition-related transaction costs. The unaudited pro forma condensed combined balance sheet reflects the costs as a reduction of cash with a corresponding decrease to retained earnings.

(j)	Goodwill is calculated as the difference between the estimated fair value of the consideration transferred and the values assigned to the tangible and identifiable intangible assets acquired and liabilities assumed. The following adjustments were made to goodwill.

(in millions)	As of March 31, 2020
Goodwill	$19,330
Historical Allergan goodwill	(41,229)
Pro forma adjustment	$(21,899)

(k)	Represents the elimination of Allergan historical additional paid-in capital, accumulated other comprehensive income and retained earnings.

(l)	AbbVie funded the cash portion of the transaction with a combination of cash on hand, $3.0 billion of borrowings under the term loan credit agreement and proceeds from the November 2019 issuance of $30.0 billion aggregate principal amount of unsecured senior notes, consisting of $750 million aggregate principal amount of floating rate senior notes due May 2021 (the “May 2021 Floating Rate Notes”), $750 million aggregate principal amount of floating rate senior notes due November 2021 (the “November 2021 Floating Rate Notes”), $750 million aggregate principal amount of floating rate senior notes due 2022 (the “2022 Floating Rate Notes”), $1.75 billion aggregate principal amount of 2.15% senior notes due 2021 (the “2021 Notes”), $3.0 billion aggregate principal amount of 2.30% senior notes due 2022 (the “2022 Notes”), $3.75 billion aggregate principal amount of 2.60% senior notes due 2024 (the “2024 Notes”), $4.0 billion aggregate principal amount of 2.95% senior notes due 2026 (the “2026 Notes”), $5.5 billion aggregate principal amount of 3.20% senior notes due 2029 (the “2029 Notes”), $4.0 billion aggregate principal amount of 4.05% senior notes due 2039 (the “2039 Notes”) and $5.75 billion aggregate principal amount of 4.25% senior notes due 2049 (the “2049 Notes” and, together with the May 2021 Floating Rate Notes, the November 2021 Floating Rate Notes, the 2022 Floating Rate Notes, the 2021 Notes, the 2022 Notes, the 2024 Notes, the 2026 Notes, the 2029 Notes and the 2039 Notes, the “Notes”). The Notes are reflected in the AbbVie historical condensed consolidated balance sheet as of March 31, 2020; therefore, no adjustment to the unaudited pro forma condensed combined balance sheet was made.

Note 6 – Unaudited Pro Forma Condensed Combined Statements of Earnings Adjustments

(a)	To record estimated pro forma amortization expense on definite-lived intangible assets. Pro forma amortization has been estimated on a preliminary basis using the estimated pattern of economic benefit provided by the assets over their estimated useful lives and is as follows.

(in millions)	For the three months ended March 31, 2020	For the year ended December 31, 2019
Estimated amortization for acquired definite-lived intangible assets	$1,910	$7,638
Historical Allergan definite-lived intangible amortization	1,416	5,857
Pro forma adjustment to cost of products sold	$494	$1,781

The weighted-average estimated useful life for acquired definite-lived intangible assets is eight years. A five percent (5%) increase or decrease in the fair value of definite-lived identifiable intangible assets would increase or decrease amortization by approximately $96 million for the three months ended March 31, 2020 and approximately $382 million for the year ended December 31, 2019.

(b)	For pro forma purposes, interest expense is calculated based on contractual terms of the Notes, which include fixed and variable interest rates, and the term loan credit agreement, which assumes LIBOR plus an applicable margin, resulting in a total weighted-average interest rate of 3.07%. A 1/8% change in the variable interest rate would result in a change in total interest expense of $2 million for the three months ended March 31, 2020 and $7 million for the year ended December 31, 2019. Interest expense also included pro forma amortization of debt discounts and financing fees related to issuance of the Notes that totaled $25 million for the year ended December 31, 2019 and $6 million for the three months ended March 31, 2020. Fees incurred under the bridge credit agreement totaled $244 million for the year ended December 31, 2019 and were excluded from pro forma interest expense. Pro forma interest expense, net excludes interest income of $95 million for the three months ended March 31, 2020 and $51 million for the year ended December 31, 2019 earned on the net proceeds from the Notes that were permitted to be invested temporarily in short-term investments pending the consummation of the acquisition.

(c)	Represents amortization of the fair value adjustment of Allergan’s historical long-term debt and elimination of Allergan’s historical amortization of debt issuance costs, premiums and discounts.

(d)	Statutory tax rates were applied, as appropriate, to each acquisition and financing adjustment based on the jurisdiction in which the adjustment was expected to occur. In situations where jurisdictional detail was not available, a weighted-average statutory rate of 12 percent (12%) was applied to the adjustment. The total effective tax rate of the combined company could be significantly different depending on the post-acquisition geographical mix of income and other factors.

(e)	Represents the elimination of transaction costs that have been expensed in AbbVie’s and Allergan’s historical consolidated financial statements.

Note 7 – Earnings per Share

The unaudited pro forma combined basic and diluted earnings per share for the three months ended March 31, 2020 and the year ended December 31, 2019 have been calculated based on the estimated weighted-average shares outstanding as if the shares issued in the transaction had been issued and outstanding as of January 1, 2019. Pro forma weighted-average basic and diluted shares outstanding include 285,606,781 shares of AbbVie common stock issued to Allergan shareholders.

The following table summarizes the calculation of unaudited pro forma combined basic and diluted earnings per share.

(in millions, except per share data)	For the three months ended March 31, 2020	For the year ended December 31, 2019
Basic EPS
Net earnings	$2,997	$857
Earnings allocated to participating securities	21	45
Earnings available to common shareholders	$2,976	$812
Weighted-average basic shares outstanding	1,767	1,766
Basic earnings per share	$1.68	$0.46

Diluted EPS
Net earnings	$2,997	$857
Earnings allocated to participating securities	21	45
Earnings available to common shareholders	$2,976	$812
Weighted-average shares of common stock outstanding	1,767	1,766
Effect of dilutive securities	6	6
Weighted-average diluted shares outstanding	1,773	1,772
Diluted earnings per share	$1.68	$0.46